SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


                             FORM 8-K


                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported) January 18, 1997


                  RESEARCH FRONTIERS INCORPORATED
        (Exact name of registrant as specified in charter)


          Delaware                   1-9399       11-2103466
     (State or other jurisdiction   (Commission (IRS Employer
     of Incorporation)             File Number) Identification No.)


      240 Crossways Park Drive, Woodbury, New York 11797
        (Address of principal executive offices)(Zip Code)


      Registrant's telephone number, including area code:(516) 364-1902

Item 5.   Other Events.

     Effective January 18, 1997, the Company entered into a license agreement with Material Sciences Corporation ("MSC"), a major manufacturer of specialty films and coated materials, which include solar control and safety window films used in the automotive aftermarket and in building applications to improve the performance of conventional windows. The agreement grants MSC a non-exclusive license to manufacture and sell electrically-controllable variable light transmission or "smart" windows for architectural and automotive applications throughout most of the world.  The agreement also permits MSC to produce and sell films incorporating Research Frontiers' proprietary suspended particle device (SPD) light control technology to window companies for automotive and architectural uses, and to a selected list of Research Frontiers' licensees and prospective licensees for a variety of applications. Under the license agreement, MSC will pay Research
Frontiers an earned royalty of up to 10% of the net selling price of products
sold under the agreement.   Other terms of the license agreement were not
disclosed. MSC's products are sold internationally to manufacturers and distributors of industrial and consumer products, with specialty films being distributed in over 60 countries. MSC sells specialty films through its wholly-owned subsidiary, Solar-Gard International and through independent distributors. When acquired by MSC in late 1995, Solar-Gard International was the largest independent distributor of professionally-installed solar control window film products in the world, with eight wholly-owned distribution centers across the United States, as well as distribution centers in Canada, England, and Singapore. Since the acquisition, MSC has added several additional distribution centers in California and Florida (which also serves as its Latin American export center). MSC owns or leases facilities with over 1.1 million square feet of space, operates seven manufacturing facilities in the United States, and employs over 880 people. There can be no assurance that MSC or any licensee of the Company will succeed at introducing commercial products using the Company's technology.

     The Company recently amended the terms of its option-license agreement with Saint-Gobain Vitrage International SA (now know as Saint-Gobain Vitrage, SA). The agreement, as amended, gives Saint-
Gobain the option through December 31, 1997 (with the right to further extent the option until June 30, 1998) to enter into a non-exclusive license agreement with the Company which covers the manufacture and sale of variable light transmission "smart" windows for architectural applications using Research Frontiers' patented SPD technology. If Saint-Gobain exercises the option and enters into the license agreement, Saint-Gobain would pay Research Frontiers a royalty of five percent of net sales of licensed products, subject to the payment of minimum annual royalties or an up-front fee which, under the terms of the original option-license agreement, remained to be negotiated.


Item 7.    Exhibits

     (c) Exhibits.

10.12 License Agreement effective as of January 18, 1997 between the Company and Material Sciences Corporation. Filed herewith with portions of this document omitted pursuant to the Registrant's request for confidential treatment and filed separately with the Securities and Exchange Commission.


Item 9.   Sales of Equity Securities Pursuant to Regulation S.

     On February 18, 1997, the Company continued to strengthen its balance sheet and raised approximately $500,000 from the private sale of 83,334 shares of common stock to an institutional investor affiliated with a North American bank. In addition, the investor received (A) two year warrants to purchase (1) 13,889 shares of common stock at a warrant exercise price of $7.20 per share, and (2) 13,889 shares of common stock at a warrant exercise price of $9.60 per share, and (B) the right to receive up to 8,334 additional shares of common stock if certain market conditions occur. The warrants are redeemable by the Company under certain conditions. DJ Limited acted as the placement agent for this transaction. These shares are subject to various restrictions on their resale or transfer by such institution, and the proceeds from their sale have been invested by the Company in short-term U.S. Treasury securities.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESEARCH FRONTIERS INCORPORATED
         (Registrant)



 /s/ Robert L. Saxe
     Robert L. Saxe, President and Treasurer
     (Principal Executive, Financial, and
     Accounting Officer)


Date: March 3, 1997